Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of November 22, 2010 (the “Effective Date”), by and between AmTrust Financial Services, Inc., 59 Maiden Lane, 6th Floor, New York, New York, a Delaware corporation (the “Company”) and Max G. Caviet, an individual residing at Ashford House, 56 Tilt Road, Cobham Surrey KT11 3HQ, United Kingdom (“Executive”).

WITNESSETH

WHEREAS, The Company and Executive desire to enter into this Employment Agreement (the “Agreement”) in order to set forth the terms and conditions of Executive’s employment, intending to supersede any prior employment agreement, written or oral, whether with the Company or other affiliates.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.           Duties and Responsibilities.  The duties and responsibilities of Executive shall be those of a senior executive of the Company as the same shall be assigned to him from time to time by the Board of Directors of the Company, including, but not limited to, management of Company’s special risk business worldwide.  Executive’s principal place of work will be in London, England, but he shall be required to travel as reasonably necessary to carry out his duties.  Executive recognizes that, during the period of his employment hereunder, he owes an undivided duty of loyalty to the Company and agrees to devote all of his business time and attention to the performance of his duties and responsibilities and to use his best efforts to promote and develop the business of the Company.  Subject to the approval of the Board of Directors, which shall not be unreasonably withheld, Executive shall be entitled to serve on corporate, civic, and/or charitable boards or committees and to otherwise reasonably participate as a member in community, civic, or similar organizations and the pursuit of personal investments which do not present any material conflicts of interest with the Company.

Executive shall be appointed President of Company’s wholly-owned subsidiary, AmTrust International Insurance, Ltd. and as an officer of such other affiliates, including AmTrust International Underwriters Limited, AmTrust Management Services Limited, IGI Group and AmTrust Nordic AG, as, in the discretion of Company, is appropriate and necessary to carry out his duties and responsibilities, reporting on a day-to-day basis directly to the president and CEO of the Company.  If elected or appointed, Executive shall serve on the Boards of Directors of the Company or its affiliates without additional compensation.

2.           Employment Period.  For a period commencing on the Effective Date hereof and ending on December 31, 2013 (the “Employment Period”), subject always to Clauses 7(a) and and 7(b), the Company hereby employs Executive in the capacities herein set forth.  Executive agrees, pursuant to the terms hereof, to serve in such capacities for the Employment Period.  This Agreement shall renew for successive three year periods unless one of the parties provides written notice of not less than one hundred eighty days prior to the end of the Employment Period or any successive Employment Period that the party will not renew the Agreement.

3.           Compensation and Benefits.

(a)          Salary.  The Company shall pay or cause an affiliate to pay Executive a salary at the rate of Three Hundred Fifty Thousand Pound Sterling (£350,000) per annum through 31 December 2010 and, effective 1 January 2011, at the rate of Four Hundred Fifty Thousand Pound Sterling (£450,000) per annum (“Salary”), payable in accordance with the Company’s normal payroll process.  Executive acknowledges and agrees that Salary is inclusive of any amount payable by Company for any pension plan for the benefit of Executive.  Executive shall be entitled to a salary review annually as of each January 1st during the Employment Period. Such salary review shall be based entirely on merit and any salary adjustments shall be determined by the Board of Directors of the Company solely in its discretion.

(b)         Profit Bonus.  (i)  Executive shall receive an annual bonus equal to ten percent (10%) of the Subject Profits, as defined herein, for each calendar year during the Employment Period or any successive Employment Period; provided that the Subject Profits are no less than seventy-five (75%) of the Profit Target.  Effective as of the calendar year ending December 31, 2010, the Profit Bonus shall not exceed the Profit Bonus cap, which shall be the amount equal to (x) three times Executive’s then current Salary if the Subject Profits are more than 110% of the Profit Target; (y) two times Executive’s then current Salary if the Subject Profits are 110% or less, but greater than 100% of the Profit Target; and (z) Executive’s then current Salary if the Subject Profits are 100% or less, but equal to or greater than 75% of the Profit Target. For purposes of computing the Profit Bonus, “Subject Profits” shall mean Company’s pre-tax net operating income exclusive of extraordinary items and investment income or loss, arising from special risk and extended warranty business written by Company and its affiliates under the direct or indirect supervision of Executive (“Subject Business”), as determined by Company’s independent public accountants whose determination thereof shall be final, binding and conclusive.  “Profit Target” means, for each calendar year in the Employment Period, the greater of the Subject Profits for the preceding calendar year and the Base Line Profit.  “Base Line Profit” means the Subject Profits for calendar year 2008.

(ii)         The Profit Bonus payable pursuant to this Section 3(b) shall be paid in cash or stock options, restricted stock, restricted stock units or other form of equity (collectively, “Equity”) as determined by the Board of Directors, in its sole discretion, provided, however, that no less than one third of the Profit Bonus shall be payable in Equity.

(iii)        The Profit Bonus for each year shall be paid by March 31 of the calendar year following the calendar year for which such Profit Bonus was earned, but no later than the date bonuses are generally paid to other senior executives of the Company.

(iv)         The Profit Bonus to which Executive may be entitled under this Section 3(b) shall be made and subject to the terms of the AmTrust Financial Services, Inc. 2007 Executive Performance Plan.

(c)          Executive may also receive other bonus payments determined at the sole discretion of the Board of Directors (“Discretionary Bonus”).

(d)          Executive shall also be entitled to the following benefits:

(i)
five (5) weeks of paid vacation for each twelve (12) months of the Employment, or such greater period as may be approved from time to time by Board of Directors to be taken at times mutually convenient to the executive and the Company.  Unused vacation time shall not be carried over to any subsequent calendar year;

(ii)
paid holidays and any and all other work-related leave (whether sick leave or otherwise) as provided to the Company’ other executive employees.  Notwithstanding the foregoing, in the event of a serious illness or incapacity, Executive shall be entitled to receive salary and benefits for six calendar months in any twelve month period; and

(iii)
Executive will participate in such benefit schemes to which executive employees of the United Kingdon affiliates of Company, their dependents and beneficiaries generally are entitled during the Employment Period and, including, without limitation, private medical insurance, permanent health insurance, life assurance, retirement plans and other present or successor plans and practices of Company for which executive employees, their dependents and beneficiaries are eligible.

4.           Reimbursement of Expenses.  The Company recognizes that Executive, in performing Executive’s functions, duties and responsibilities under this Agreement, may be required to spend sums of money in connection with those functions, duties and responsibilities for the benefit of the Company and, accordingly, shall reimburse Executive for travel and other out-of-pocket expenses reasonably and necessarily incurred in the performance of his functions, duties and responsibilities hereunder upon submission of written statements and/or bills in accordance with the regular procedures of the Company in effect from time to time.

5.          Disability.  In the event that Executive shall be unable to perform because of illness or incapacity, physical or mental, all the functions, duties and responsibilities to be performed by him hereunder for a total period of six (6) months during any consecutive twelve (12) month period, the Company may terminate his employment and this Agreement effective on or after the expiration of such period (the “Disability Period”) upon five (5) business days’ written notice to Executive specifying the termination date (the “Disability Termination Date”).  The Company shall pay to Executive an amount equal to his Salary, at the rate in effect immediately before such termination, for the remainder of the Employment Period or one year, whichever is greater, in accordance with the Company’s general payroll practices and commencing with the first payroll coincident with or next following the Disability Termination Date, Profit Bonus earned to the Disability Termination Date, but not yet paid to him, and any reimbursement of expenses due him through the date of termination, except that Salary shall be offset by the amount any insurance afforded to Executive by the Company which provides benefits to Executive in the event of termination for disability.  Executive and Company acknowledge and agree that Company, in accordance with Clause 3(e)(iii), shall afford Executive permanent health insurance, which is intended to provide benefits to Executive in the event of termination for disability pursuant to this Clause 5 or otherwise.

6.          Death.  In the event of the death of Executive during the Employment Period, this Agreement and the employment of Executive hereunder shall terminate on the date of death of Executive.  The Company shall pay the Executive’s heirs or legal representatives his Salary, at the rate in effect immediately before such termination, for the remainder of the Employment Period or one year, whichever is greater, in accordance with the Company’s general payroll practices and commencing with the first payroll date coincident with or next following the Executive’s death, Profit Bonus earned to the date of his death, but not yet paid to him, and any unreimbursed expenses due him through the date of termination.

7.          Termination and Non-Renewal.

(a)         Non-Renewal or Summary Termination By Company.  In the event that the Company (i) in accordance with Clause 2, does not renew this Agreement upon the expiration of the initial Employment Period or any successive Employment Period, or (ii) terminates this Agreement for any reason (including pursuant to clause 5 above) other than for Gross Misconduct, as defined below, during any Employment Period, Executive, as the case may be, upon non-renewal or as an alternative to notice of non-renewal provided in Clause 2, shall be entitled to:

(1)
Within seven days of the effective date of termination or non renewal, Salary for a period of one year from the original expiration date of the subject Employment Period, or one year from the effective date of termination or non-renewal, whichever is greater.

(2)
Profit Bonus on all Subject Business written through the date of termination, through the expiration of such Subject Business, for a maximum period of five years from the date of termination.  For the avoidance of doubt, Subject Business written through the date of termination shall include only policies or contracts which are in effect as of the date of termination.

(b)         Summary Termination by Company.  The Company may discharge Executive for Gross Misconduct at any time.  Gross Misconduct shall include (i) a material and serious breach of this Agreement by Executive, but only if such material and serious breach is not cured within thirty (30) days following written notice by the Company to Executive of such breach, assuming such breach may be cured; (ii) Executive is convicted of any act or course of conduct involving moral turpitude; or (iii) Executive engages in any willful act or willful course of conduct constituting an abuse of office or authority which significantly adversely affects the business or reputation of the Company or Executive.  Any written notice by the Company to Executive pursuant to this Clause 7 shall set forth, in reasonable detail, the facts and circumstances claimed to constitute the Gross Misconduct.  If Executive is discharged for Gross Misconduct, the Company, without any limitations on any remedies it may have at law or equity, shall have no liability for salary or any other compensation and benefits to Executive after the date of such discharge.

(c)          In the event that Executive, in accordance with Clause 2, does not renew this Agreement for a successive Employment Period solely for the purposes of Retirement, which means that Executive has reached retirement age as defined under the laws of the United Kingdom, and has ceased working on a substantially full-time basis, Executive shall be entitled to Profit Bonus on all Subject Business written through the end of the Employment Period through expiration of the Subject Business for a maximum period of five years from the end of the Employment Period.

8.           Non-Disclosure of Confidential Information.  “Confidential Information” means all information known by Executive about the Company’ business plans, present or prospective customers, vendors, products, processes, services or activities, including the costing and pricing of such services or activities, employees, agents and representatives.  Confidential Information does not include information generally known, other than through breach of a confidentiality agreement with any of the Company’, in the industry in which the Company engages or may engage.  Executive will not, while this Agreement is in effect or after its termination, directly or indirectly, use or disclose any Confidential Information, except in the performance of Executive’s duties for the Company, or to other persons as directed by the Board of Directors.  Executive will use reasonable efforts to prevent unauthorized use or disclosure of Confidential Information.  Upon termination of employment with the Company, Executive will deliver to the Company all writings relating to or containing Confidential Information, including, without limitation, notes, memoranda, letters, drawings, diagrams, and printouts, including any tapes, discs or other forms of recorded information.  If Executive violates any provision of this Clause while this Agreement is in effect or after termination, the Company specifically reserve the right, in appropriate circumstances, to seek full indemnification from Executive should the Company suffer any monetary damages or incur any legal liability to any person as a result of the disclosure or use of Confidential Information by Executive in violation of this Clause.

9.           Return of Corporate Property.  Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by Executive concerning any information relating to the business of the Company, whether confidential or not, are the property of the Company.  Executive will deliver to the Company at the termination or expiration of the Employment Period, and at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company which includes, but is not limited to, any materials that contain, embody or relate to Confidential Information, Work Product (as defined in Section 10 below) or the business of the Company, which he may then possess or have under his control.

10.         Intellectual Property Rights.  Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive prior to or while employed by the Company (collectively, the “Work Product”) belong to the Company.  All Work Product created by Executive while employed by the Company will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein.   All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of Executive’s rights to any copyrights or copyright registrations related thereto, are conveyed, assigned and transferred to the Company pursuant to this Agreement.  Executive will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

11.         Restrictive Covenant.

(a)         Prohibited Activities.  Subject always to the Company honouring the payment provided for under clause 7(a), Executive agrees that he shall not (unless he has received the prior written consent of the Company), during the period beginning on the date of termination of employment and during the term of this Agreement and ending two (2) years thereafter (the “Restriction Period”), directly or indirectly, for any reason, for his own account or on behalf of or together with any other person or firm:

(i)
hire or solicit for employment or call, directly or indirectly, through any person or firm, on any person who is at that time (or at any time during the one year prior thereto) employed by or representing the Company or its affiliates with the purpose or intent of attracting that person from the employ or representation of the Company or its affiliates;

(ii)
call on, solicit or perform services for, directly or indirectly through any person or firm, any person or firm that at that time is, or at any time within the one year prior to that time was, a customer of the Company or its affiliates or any prospective customer that had or, to the knowledge of Executive, was about to receive a business proposal from the Company or its affiliates, for the purpose of soliciting or selling any product or service in competition with the Company or its affiliates; or

(iii)
call, directly or indirectly through any person or firm, on any entity which has been called on by the Company or an affiliate in connection with a possible acquisition by the Company or an affiliate with the knowledge of that entity’s status as such an acquisition candidate, for the purpose of acquiring that entity or arranging the acquisition of that entity by any person or firm other than the Company or the affiliate.

(b)         Damages.  Because of (i) the difficulty of measuring economic losses to the Company as a result of any breach by Executive of the covenants in Clauses 11(a), and (ii) the immediate and irreparable damage which could be caused to the Company for which they would have no other adequate remedy, Executive agrees that the Company may enforce the provisions of Clause 11(a) by injunction and restraining order against Executive if he breaches any of said provisions, without necessity of providing a bond or other security.

(c)         Reasonable Restraint.  The parties hereto agree that Clauses 11(a) and 11(b) impose a reasonable restraint on Executive in light of the activities and business of the Company on the date hereof and the current business plans of the Company.

12.         Section 409A.

(a)         Notwithstanding anything to the contrary in this Agreement, (1) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (2) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board of Directors, that does not cause such an accelerated or additional tax.  The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12.

(b)         The intent of the parties is that payment and benefits under this Agreement comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A of the Code.

13.         Construction.  If the provisions of Clause 11 should be deemed unenforceable, invalid, or overbroad in whole or in part for any reason, then any court of competent jurisdiction designated in accordance with Clause 15 is hereby authorized, requested, and instructed to reform such Clause to provide for the maximum competitive restraint upon Executive’s activities (in time, product, geographic area and customer or employee solicitation) which shall then be legal and valid.

14.         Injunctive Relief; Damages.  Executive agrees that violation of or threatened violation of any of Clauses 8, 9, 10 or 11 would cause irreparable injury to the Company for which any remedy at law would be inadequate, and the Company shall be entitled in any court of law or equity of competent jurisdiction to preliminary, permanent and other injunctive relief against any breach or threatened breach of the provisions contained in any of said Clauses 8, 9, 10 or 11 hereof, without providing bond or other security, and such compensatory damages as shall be awarded.  Further, in the event of a violation of the provisions of Clause 9, the Restriction Period referred to therein shall be extended for a period of time equal to the period that any violation occurred.

15.         Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  The Company and Executive hereby each consents to the exclusive jurisdiction of the Supreme Court of the State of New York or the United States District Court for the Southern District of New York with respect to any dispute arising under the terms of this Agreement and further consents that any process or notice of motion therewith may be served by certified or registered mail or personal service, within or without the State of New York, provided a reasonable time for appearance is allowed.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect or any litigation directly or indirectly arising out of or relating to this agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.  The parties further agree that any judgment, order or injunction granted by any court within the State of New York shall be enforceable in any jurisdiction in which the Company or its affiliates do business.

16.         Indemnification.  To the fullest extent permitted by, and subject to, the Company’ Certificates of Incorporation and By-laws, the Company shall indemnify and hold harmless Executive against any losses, damages or expenses (including reasonable attorney’s fees) incurred by him or on his behalf in connection with any threatened or pending action, suit or proceeding in which he is or becomes a party by virtue of his employment by the Company or any affiliates or by reason of his having served as an officer or director of the Company or any other corporation at the express request of the Company, or by reason of any action alleged to have been taken or omitted in such capacity.

17.         Severability.  If any provision of this Agreement is held to be invalid, illegal, or unenforceable, that determination will not affect the enforceability of any other provision of this Agreement, and the remaining provisions of this Agreement will be valid and enforceable according to their terms.

18.         Successors to Company.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Executive and the Company and any successor or assign of the Company, including, without limitation, any corporation acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed embraced within the term “Company” for the purposes of this Agreement), but shall not otherwise be assignable by the Company.  The services to be provided by Executive hereunder may not be delegated nor may Executive assign any of his rights hereunder.

19.         No Restrictions.  Executive represents and warrants that as of the date of this Agreement Executive is not subject to any contractual obligations or other restrictions, including, but not limited to, any covenant not to compete, that could interfere in any way with his employment hereunder.

20.         Personal Data.  Executive acknowledges and agrees that Company shall process certain personal data regarding him outside of the European Economic Area in connection with personnel administration and Company management.

21.         Collective Agreements.  There are no collective agreements that directly affect the terms and conditions of Executive’s employment.

22.         Miscellaneous.

(a)         This Agreement constitutes the entire understanding of the parties with respect to the subject hereof, may be modified only in writing, is governed by laws of New York, without giving effect to the principles of conflict of laws thereof, and will be binding and inure to the benefit of Executive and Executive’s personal representatives, and the Company, their successors and assigns.

(b)         If Executive should die while any amount would still be payable to him under this Agreement if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s estate or legal representative.

(c)         The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any provision or succeeding breach of such provision or any other provision.

(d)         All notices under this Agreement shall be given by registered or certified mail, return receipt requested, directed to parties at the following addresses or to such other addresses as the parties may designate in writing:

If to the Company:

AmTrust Financial Services, Inc.
59 Maiden Lane, 6th Floor
New York, New York 10038
Attention: Barry D. Zyskind

If to Executive:

Max G. Caviet
Ashford House 56 Tilt Road
Cobham Surrey KT11 3HQ

(e)         In furtherance and not in limitation of the foregoing, this Agreement supersedes any employment agreement between the Company and Executive, written or oral, and any such agreement hereby is terminated and is no longer binding on either party.

23.         Key Man Insurance Authorization.  At any time during the term of this Agreement, the Company will have the right (but not the obligation) to insure the life of Executive for the sole benefit of the Company and to determine the amount of insurance and type of policy.  The Company will be required to pay all premiums due on such policies.  Executive will cooperate with the Company in taking out the insurance by submitting to physical examination, by supplying all information required by the insurance company, and by executing all necessary documents.  Executive, however, will incur no financial obligation by executing any required document, and will have no interest in any such policy.

24.         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be deemed to be duplicate originals.

AMTRUST FINANCIAL SERVICES, INC.

By:	/s/ Barry D. Zyskind	/s/ Max G. Caviet
	Barry D. Zyskind	Max G. Caviet